EXHIBIT 23.1

Hansen, Barnett & Maxwell, p.c.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
AND
BUSINESS CONSULTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Innuity, Inc.
As independent registered public accountants, we hereby consent to the use of our report dated February 28, 2007, with respect to the consolidated financial statements of Innuity Inc., in the Registration Statement of Innuity Inc. on Form S-8 relating to the registration of 2,000,000 shares of common stock.

/s/ HANSEN, BARNETT & MAXWELL, P.C. HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
October 19, 2007